As filed with the Securities and Exchange Commission on November 17, 2017

Registration No. 333-84422

Registration No. 333-140757

Registration No. 333-162032

Registration No. 333-177006

Registration No. 333-192270

Registration No. 333-201982

Registration No. 333-204989

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-84422

FORM S-8 REGISTRATION STATEMENT NO. 333-140757

FORM S-8 REGISTRATION STATEMENT NO. 333-162032

FORM S-8 REGISTRATION STATEMENT NO. 333-177006

FORM S-8 REGISTRATION STATEMENT NO. 333-192270

FORM S-8 REGISTRATION STATEMENT NO. 333-201982

FORM S-8 REGISTRATION STATEMENT NO. 333-204989

UNDER

THE SECURITIES ACT OF 1933

The Advisory Board Company

(Exact name of registrant as specified in its charter)

Delaware	52-1468699
(State or other Jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

The Advisory Board Company 1997 Stock-Based Incentive Compensation Plan

The Advisory Board Company 2001 Stock-Based Incentive Compensation Plan

The Advisory Board Company Directors’ Stock Plan

The Advisory Board Company Employee Stock Purchase Plan

The Advisory Board Company 2005 Stock Incentive Plan

The Advisory Board Company 2006 Stock Incentive Plan

The Advisory Board Company 2009 Stock Incentive Plan

The Advisory Board Company Amended and Restated 2009 Stock Incentive Plan

The Advisory Board Company Inducement Stock Incentive Plan for Royall Employees

(Full title of the plans)

c/o UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, MN 55343

(952) 936-1300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Marianne D. Short

Executive Vice President and Chief Legal Officer

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), deregisters all shares of The Advisory Board Company, a Delaware corporation (the “Registrant”) common stock, par value $0.01 per share (“Shares”), and any other securities remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-84422), which was filed with the Commission on March 18, 2002, pertaining to the registration of 13,121,728 Shares issuable under the Registrant’s 1997 Stock-Based Incentive Compensation Plan, the Registrant’s 2001 Stock-Based Incentive Compensation Plan, the Registrant’s Directors’ Stock Plan and the Registrant’s Employee Stock Purchase Plan;

•	Registration Statement on Form S-8 (No. 333-140757), which was filed with the Commission on February 16, 2007, pertaining to the registration of 2,800,000 Shares issuable under the Registrant’s 2005 Stock Incentive Plan and the Registrant’s 2006 Stock Incentive Plan;

•	Registration Statement on Form S-8 (No. 333-162032), which was filed with the Commission on September 21, 2009, pertaining to the registration of 2,223,794 Shares issuable under the Registrant’s 2009 Stock Incentive Plan;

•	Registration Statement on Form S-8 (No. 333-177006), which was filed with the Commission on September 26, 2011, pertaining to the registration of 1,250,000 Shares issuable under the Registrant’s Amended and Restated 2009 Stock Incentive Plan;

•	Registration Statement on Form S-8 (No. 333-192270), which was filed with the Commission on November 12, 2013, pertaining to the registration of 2,125,000 Shares issuable under the Registrant’s Amended and Restated 2009 Stock Incentive Plan;

•	Registration Statement on Form S-8 (No. 333-201982), which was filed with the Commission on February 9, 2015, pertaining to the registration of 1,906,666 Shares issuable under the Registrant’s Inducement Stock Incentive Plan for Royall Employees; and

•	Registration Statement on Form S-8 (No. 333-204989), which was filed with the Commission on June 16, 2015, pertaining to the registration of 5,179,486 Shares issuable under the Registrant’s Amended and Restated 2009 Stock Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of August 28, 2017 (the “Merger Agreement”), by and among the Registrant, OptumInsight, Inc. (“Optum”), a wholly owned subsidiary of UnitedHealth Group Incorporated and Apollo Merger Sub, Inc., a wholly owned subsidiary of Optum, the Registrant became a wholly owned subsidiary of Optum effective November 17, 2017.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertakings made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on this 17th day of November, 2017.

THE ADVISORY BOARD COMPANY

By:	/s/ Robert W. Musslewhite
Name: Robert W. Musslewhite
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Robert W. Musslewhite Robert W. Musslewhite	Director and Chief Executive Officer (Principal Executive Officer)	November 17, 2017

/s/ Eric D. Murphy Eric D. Murphy	Director	November 17, 2017